EXHIBIT 99.2

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Franklin
Phone:        949.333.1721
Email:        jfranklin@steadfastcmg.com

STEADFAST APARTMENT REIT APPROVES
NEW ESTIMATED VALUE PER SHARE OF $14.85 PER SHARE
IRVINE, Calif., Feb. 15, 2017 - Steadfast Apartment REIT, Inc. (STAR) announced today the determination of an estimated value per share of the company’s common stock of $14.85 as of December 31, 2016.
The estimated value per share was determined by STAR’s board of directors based on independent, third-party firms that conducted property-level and aggregate valuation analyses on STAR’s 34 apartment community properties plus cash and other assets, less the estimated value of outstanding mortgage debt and other liabilities, divided by the number of shares issued and outstanding on an adjusted fully diluted basis.
"For a second year our estimated value per share reflects a notable increase after achieving what we believe was one of the non-traded REIT industry’s best valuations relative to initial share price in the shortest time since escrow break” said Ella Neyland, president of Steadfast Apartment REIT. “We believe that this continues to validate that our hands-on approach to property management, including making small aesthetic improvements to individual properties, can have an ongoing impact on the portfolio’s overall value."
STAR’s board of directors engaged CBRE Capital Advisors, Inc. ("CBRE Cap"), a FINRA registered broker-dealer firm that specializes in providing real estate financial services, to provide a calculation of the range for the estimated value per share of STAR’s common stock as of December 31, 2016. CBRE Cap based this range upon appraisals of all of STAR’s real estate properties performed by CBRE, Inc., an affiliate of CBRE Cap and an independent third-party appraisal firm. CBRE Cap is not responsible for the determination of the estimated value per share of STAR’s common stock as of December 31, 2016.
The updated estimated value per share reflects a 2.7 percent increase from the previous $14.46 estimated value per share, as of December 31, 2015, that the board of directors had approved in March 2016. Both valuations were performed by the board of directors in accordance with guidelines issued by the Investment Program Association.

About Steadfast Apartment REIT
Steadfast Apartment REIT has invested more than $1.50 billion in 34 apartment communities in 11 states. Steadfast Apartment REIT is sponsored by Steadfast REIT Investments LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Apartment REIT’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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